FNX MINING COMPANY INC.	Tel: (416) 628-5929
347 Bay Street, 3rd Floor, Toronto, Ontario, M5H 2R7	Fax: (416) 628-5911

November 17, 2003

Ontario Securities Commission
Alberta Securities Commission
British Columbia Securities Commission
Manitoba Securities Commission
Quebec Securities Commission
The TSX Toronto Stock Exchange

Attention: Filings/Listings

Dear Sirs:

WE HEREBY CERTIFY that the unaudited interim statements for the nine months ended September 30th, 2003 were mailed on November 17th, 2003 to all those shareholders who requested interim statements pursuant to our compliance with National Instrument 54-101.

If you have any questions regarding the above, please do not hesitate to contact the undersigned.

Yours truly,

FNX MINING COMPANY INC.

Per: Shereen Dorey

/sd